UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 17, 2020 (April 16, 2020)
____________________

National Instruments Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25426	74-1871327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 North MoPac Expressway
Austin, Texas 78759
(Address of principal executive offices, including zip code)

(512) 683-0100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[☐] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[☐] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[☐] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[☐] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NATI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (ß230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [☐]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [ ]

Item 1.01	Entry into a Material Definitive Agreement

On April 16, 2020, National Instruments Corporation (the "Company") entered into a Third Amendment to Loan Agreement (the "Amendment") which amends the Company's Loan Agreement, dated as of May 9, 2013, as previously amended on October 29, 2015 and April 27, 2018, among the Company, the guarantor subsidiaries from time to time party thereto, and Wells Fargo Bank, National Association, as the lender (the "Lender") (as amended, the "Loan Agreement").

Among other things, the Amendment amends the Loan Agreement in order to (i) increase the unsecured revolving line of credit from $5.0 million to $95.0 million, (ii) extend the maturity date of the revolving line of credit from October 29, 2020 to April 15, 2021, (iii) provide for a LIBOR loan interest rate of the LIBOR-based rate, determined in accordance with the Loan Agreement and with a 0.75% floor, plus 1.75%, (iv) provide for a base rate loan interest rate of the base rate, determined in accordance with the Loan Agreement, plus 0.75%, (v) provide for a quarterly commitment fee of 0.375% per annum on the average daily unused amount of the revolving committed amount, payable quarterly in arrears, (vi) remove the Company's option to request increases to the revolving line of credit, and (vii) require the Company and its subsidiaries to comply with the affirmative and negative covenants under the Loan Agreement at all times.

The Loan Agreement contains customary affirmative and negative covenants.  The affirmative covenants include, among other things, delivery of financial statements, compliance certificates and notices; payment of taxes and other obligations; maintenance of existence; maintenance of properties and insurance; and compliance with applicable laws and regulations.  The negative covenants include, among other things, limitations on indebtedness, liens, mergers, consolidations, acquisitions and sales of assets, investments, changes in the nature of the business, affiliate transactions and certain restricted payments.  The Loan Agreement also requires the Company to maintain a ratio of consolidated indebtedness to EBITDA equal to or less than 3.25 to 1.00, and a ratio of consolidated EBITDA to interest expense greater than or equal to 3.00 to 1.00, in each case determined in accordance with the Loan Agreement.

The Loan Agreement contains customary events of default including, among other things, payment defaults, breaches of covenants or representations and warranties, cross-defaults with certain other indebtedness, bankruptcy and insolvency events, judgment defaults and change in control events, subject to grace periods in certain instances.  Upon an event of default, the Lender may declare all or a portion of the outstanding obligations payable by the Company to be immediately due and payable and exercise other rights and remedies provided for under the Loan Agreement.  Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Loan Agreement at a per annum rate of interest equal to 2.00% above the otherwise applicable interest rate.

The Loan Agreement requires that the Company’s material domestic subsidiaries, determined in accordance with the Loan Agreement, be guarantors under the Loan Agreement.

The Lender has engaged in, and may in the future engage in, other commercial dealings in the ordinary course of business with the Company or its affiliates. The Lender has received, or may in the future receive, customary fees and commissions for those transactions.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits.

Item	Description

10.1
Third Amendment to Loan Agreement, dated as of April 16, 2020, by and among National Instruments Corporation, the subsidiary guarantors party thereto, and Wells Fargo Bank, National Association, as lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL INSTRUMENTS CORPORATION

By:	/s/ R. Eddie Dixon, Jr.
Name: R. Eddie Dixon, Jr. Title: Vice President, General Counsel and Secretary

Date: April 17, 2020